EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Reports Fourth Quarter and Full Year 2020 Results
•Fourth quarter 2020 net income increased $41 million, or 57%, over fourth quarter 2019
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended December 31, 2020 of $113 million, or $0.87 per diluted share, on net sales of $1,965 million. Net income in the fourth quarter of 2020 increased by $41 million from fourth quarter 2019 net income of $72 million, or $0.56 per share, on net sales of $1,883 million. Income from operations of $178 million for the fourth quarter of 2020 increased by $76 million from income from operations of $102 million for the fourth quarter of 2019. The increases in net income and income from operations were primarily due to higher sales prices and margins for polyethylene and PVC resin and higher earnings resulting from strong demand in our downstream building products business. These increases were partially offset by lost sales and production volumes, increased maintenance expense and other costs resulting from lower production at our Lake Charles, Louisiana facilities from two hurricanes that impacted Southwest Louisiana in August and October 2020, higher ethylene and fuel costs and lower sales prices for caustic soda. Compared to the prior-year period, net income was also impacted by higher income tax expense as the fourth quarter of 2019 included a one-time tax benefit of $29 million.
Fourth quarter 2020 net income of $113 million, or $0.87 per share, increased by $56 million from third quarter 2020 net income of $57 million, or $0.45 per share. Income from operations of $178 million for the fourth quarter of 2020 increased by $99 million from income from operations of $79 million for the third quarter of 2020. The increases in net income and income from operations versus the prior quarter were primarily due to higher prices and margins for polyethylene and PVC resin as well as lower restructuring charges. These increases were partially offset by lower sales volumes resulting from the impacts of the hurricanes, lower caustic soda prices, seasonally lower earnings in our downstream building products business and higher fuel costs.
For full year 2020, net income of $330 million, or $2.56 per share, decreased by $91 million from 2019 net income of $421 million, or $3.25 per share. Full year 2020 income from operations of $429 million decreased by $227 million from 2019 income from operations of $656 million. The decreases in net income and income from operations were primarily due to the impacts of the COVID-19 pandemic, which resulted in lower sales volumes and lower sales prices in the first half of 2020, and the hurricanes that hit Southwest Louisiana, which resulted in lost sales and production volumes and increased maintenance expense in the second half of 2020. Compared to the prior year, full year 2020 net income and income from operations were also impacted by lower sales prices for caustic soda while benefitting from higher earnings in our downstream building products business, higher contributions from our ethylene joint venture with Lotte Chemical ("LACC"), a lower effective tax rate and a carryback of federal net operating losses of $95 million resulting from the CARES Act.
"Westlake had a strong finish to the year as we restarted all of our production in Lake Charles following two powerful hurricanes that hit Southwest Louisiana. With our operations restored in the middle of the fourth quarter, we were able to capitalize on the robust global demand and benefit from higher prices and margins for most of our products," said Albert Chao, President and Chief Executive Officer. "We believe this strength in global demand in polyethylene and PVC, coupled with the rise in housing starts and new building permits will continue into 2021. This will also highlight the value in our downstream building products business. The highly integrated nature of Westlake, which extends through the value chain from feedstocks to consumer end products, combined with many of our operations sitting on the lower end of the global cost curve, enables us to drive long-term value for our shareholders throughout the business and investment cycles inherent in our industry. We will remain focused on our strategy of safely and efficiently operating our facilities, while making disciplined investments, developing new and green products, furthering our chain integration, lowering our costs and leveraging our current products and footprint around the world, while being a good steward of the environment in the communities in which we operate."
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Net cash provided by operating activities was $431 million for the fourth quarter of 2020 and $1,297 million for the full year 2020. As of December 31, 2020, cash and cash equivalents were $1,313 million and long-term debt was $3,566 million. Capital expenditures were $122 million and $525 million for the fourth quarter and full year 2020, respectively.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $386 million for fourth quarter 2020 increased by $90 million compared to fourth quarter 2019 EBITDA of $296 million. Fourth quarter 2020 EBITDA increased by $99 million compared to third quarter 2020 EBITDA of $287 million. For full year 2020, EBITDA of $1,246 million was $161 million lower than EBITDA for full year 2019 of $1,407 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
VINYLS SEGMENT
Fourth quarter 2020 income from operations for the Vinyls segment of $166 million increased by $98 million from fourth quarter 2019 income from operations of $68 million. This increase in income from operations versus the prior-year period was primarily due to higher sales and margins for PVC resin and higher earnings in our downstream building products business. The increase in operating income was partially offset by lower sales volumes and production resulting from the hurricanes, lower sales prices for caustic soda and higher fuel costs.
Vinyls income from operations for the fourth quarter of 2020 of $166 million increased by $124 million from third quarter 2020 income from operations of $42 million primarily due to higher sales prices and margins for PVC resin and lower restructuring costs. These increases were partially offset by lower sales volumes resulting from the hurricanes, seasonally lower earnings in our downstream building products business and higher fuel costs.
For full year 2020, Vinyls income from operations of $301 million decreased by $150 million from income from operations of $451 million for full year 2019. This decrease in income from operations was primarily due to the impacts on sales volumes and prices from the COVID-19 pandemic and the hurricanes. The impact on operating income was partially offset by higher earnings in our downstream building products business, higher contributions from LACC and lower fuel costs when compared to the prior year.
OLEFINS SEGMENT
Fourth quarter 2020 income from operations for the Olefins segment of $22 million decreased by $27 million from fourth quarter 2019 income from operations of $49 million. This decrease in income from operations versus the prior-year period was primarily due to lower sales volumes and lost production resulting from the impact of hurricanes, partially offset by higher sales prices and margins for polyethylene.
Olefins income from operations of $22 million in the fourth quarter of 2020 decreased by $29 million from third quarter 2020 income from operations of $51 million. This decrease in income from operations versus the prior quarter was primarily due to lower sales volumes as a result of the hurricanes, partially offset by higher sales prices and margins for polyethylene.
For full year 2020, Olefins income from operations of $160 million decreased by $100 million from income from operations of $260 million for full year 2019. This decrease in income from operations was primarily due to lower sales volumes and lost production for our major products as a result of the COVID-19 pandemic and the impacts of hurricanes, and lower realized sales prices due to the sharp drop in global oil prices in the first half of 2020.

The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding continued improvement of our performance in 2021, demand for polyethylene, PVC and downstream business products, results of investments in initiatives and delivering long-term value to shareholders, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake:
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. For more information, visit the company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full year 2020 results will be held Tuesday, February 23, 2021 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 308 97 28.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on March 2, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 308 97 28.
The conference call will also be available via webcast at https://edge.media-server.com/mmc/p/atqiwr7g and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

	(In millions of dollars, except per share data)
Net sales	$1,965	$1,883	$7,504	$8,118
Cost of sales	1,642	1,633	6,481	6,858
Gross profit	323	250	1,023	1,260
Selling, general and administrative expenses	117	115	449	458
Amortization of intangibles	28	28	109	109
Restructuring, transaction and integration-related costs	—	5	36	37
Income from operations	178	102	429	656
Interest expense	(34)	(35)	(142)	(124)
Other income, net	12	6	44	38
Income before income taxes	156	73	331	570
Provision for (benefit from) income taxes	33	(12)	(42)	108
Net income	123	85	373	462
Net income attributable to noncontrolling interests	10	13	43	41
Net income attributable to Westlake Chemical Corporation	$113	$72	$330	$421
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.87	$0.56	$2.57	$3.26
Diluted	$0.87	$0.56	$2.56	$3.25

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2020	December 31, 2019

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,313	$728
Accounts receivable, net	1,214	1,036
Inventories	918	936
Prepaid expenses and other current assets	32	42
Total current assets	3,477	2,742
Property, plant and equipment, net	6,920	6,912
Other assets, net	3,438	3,607
Total assets	$13,835	$13,261

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,357	$1,241
Long-term debt, net	3,566	3,445
Other liabilities	2,334	2,172
Total liabilities	7,257	6,858
Total Westlake Chemical Corporation stockholders' equity	6,043	5,860
Noncontrolling interests	535	543
Total equity	6,578	6,403
Total liabilities and equity	$13,835	$13,261
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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2020	2019

	(In millions of dollars)
Cash flows from operating activities
Net income	$373	$462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	773	713
Deferred income taxes	146	54
Net loss on disposition and others	83	75
Other balance sheet changes	(78)	(3)
Net cash provided by operating activities	1,297	1,301
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(314)
Additions to investments in unconsolidated subsidiaries	(18)	(862)
Additions to property, plant and equipment	(525)	(787)
Return of investment from an unconsolidated subsidiary	44	—
Other, net	(10)	9
Net cash used for investing activities	(509)	(1,954)
Cash flows from financing activities
Distributions to noncontrolling interests	(55)	(50)
Dividends paid	(137)	(132)
Net proceeds from debt issuance and drawdown of revolver	1,299	784
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	63
Net proceeds from (repayment of) short-term notes payable	(17)	2
Repayment of revolver and senior notes	(1,254)	—
Repurchase of common stock for treasury	(54)	(30)
Other, net	2	(7)
Net cash provided by (used for) financing activities	(216)	630
Effect of exchange rate changes on cash, cash equivalents and restricted cash	15	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	587	(25)
Cash, cash equivalents and restricted cash at beginning of the year	750	775
Cash, cash equivalents and restricted cash at end of the year	$1,337	$750

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

	(In millions of dollars)
Net external sales
Vinyls	$1,590	$1,485	$5,972	$6,336
Olefins	375	398	1,532	1,782
	$1,965	$1,883	$7,504	$8,118
Income (loss) from operations
Vinyls	$166	$68	$301	$451
Olefins	22	49	160	260
Corporate and other	(10)	(15)	(32)	(55)
	$178	$102	$429	$656
Depreciation and amortization
Vinyls	$159	$150	$626	$563
Olefins	35	36	139	142
Corporate and other	2	2	8	8
	$196	$188	$773	$713
Other income, net
Vinyls	$9	$—	$30	$18
Olefins	2	1	4	5
Corporate and other	1	5	10	15
	$12	$6	$44	$38

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM
OPERATIONS AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2020	2019	2020	2019

	(In millions of dollars)
Net cash provided by operating activities	$357	$431	$333	$1,297	$1,301
Changes in operating assets and liabilities and other	(230)	(316)	(228)	(778)	(785)
Deferred income taxes	(58)	8	(20)	(146)	(54)
Net income	69	123	85	373	462
Less:
Other income, net	12	12	6	44	38
Interest expense	(37)	(34)	(35)	(142)	(124)
Benefit from (provision for) income taxes	15	(33)	12	42	(108)
Income from operations	79	178	102	429	656
Add:
Depreciation and amortization	196	196	188	773	713
Other income, net	12	12	6	44	38
EBITDA	$287	$386	$296	$1,246	$1,407

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2020 vs. Fourth Quarter 2019		Fourth Quarter 2020 vs. Third Quarter 2020
	Average Sales Price	Volume	Average Sales Price	Volume
Vinyls	+9.2%	-2.3%	+9.3%	-5.4%
Olefins	+9.7%	-15.2%	+6.3%	-4.4%
Company	+9.3%	-5.0%	+8.7%	-5.2%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Average domestic prices
Ethane (cents/lb) (2)	6.3	4.7	6.4	7.4	7.1
Propane (cents/lb) (3)	11.8	8.8	9.6	11.9	13.5
Ethylene (cents/lb) (4)	22.8	15.8	11.0	19.3	24.0
Polyethylene (cents/lb) (5)	54.0	52.3	49.0	61.0	67.7
Styrene (cents/lb) (6)	77.1	62.3	48.3	53.8	59.6
Caustic soda ($/short ton) (7)	662	648	698	697	653
Chlorine ($/short ton) (8)	175	176	175	176	193
PVC (cents/lb) (9)	67.8	71.8	66.5	73.3	84.5

Average export prices
Polyethylene (cents/lb) (10)	37.7	39.4	38.5	45.7	53.2
Caustic soda ($/short ton) (11)	219	203	319	260	219
PVC (cents/lb) (12)	33.6	36.9	27.5	38.5	55.4
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(1)Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.
(2)Average Mont Belvieu spot prices of purity ethane over the period.
(3)Average Mont Belvieu spot prices of non-TET propane over the period.
(4)Average North American spot prices of ethylene over the period.
(5)Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.
(6)Average North American contract prices of styrene over the period.
(7)Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."
(8)Average North American contract prices of chlorine over the period.
(9)Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."
(10)Average North American export price for low density polyethylene GP-Film grade over the period.
(11)Average North American low spot export prices of caustic soda over the period.
(12)Average North American spot export prices of PVC over the period.